Press Release

Peoples Financial Services Corp. Announces Nine-Month Financials

Peoples Financial Services Corp. (PFSC) and its wholly owned subsidiary, People National Bank of Susquehanna County, reports record net income for the first nine-months of 1999 at $2,812,000 vs. $2,445,000 on September 30, 1998, an
increase of 15.01%. Per-share income was up 16.07% over 1998 reflecting the effect of the stock repurchase program of the holding company. The repurchase program was initiated to leverage the strong capital position of the holding company and to provide a source of common stock for the recently introduced dividend reinvestment plan. The dividend reinvestment plan has proven to be very popular with shareholders who will be acquiring PFSC shares with the November dividend.

Compared to September 30, 1998, total assets increased 8.64% to $259,563,000. Deposits were at $222,071,000 for the same period, an increase of 8.49% and net loans increased 6.82% to $145,665,000 as of September 30, 1999.

President and CEO, John W. Ord, also announced that the quarterly dividend payable on November 12, 1999 to shareholders of record on October 29, 1999 was increased to $.14 per share. Ord stated that this was the second increase in dividends paid in 1999. It reflects the growth in net income for the bank and the continuing trend of strong asset quality.

This dividend increase is in keeping with the policy of the Board of Directors to share growth in net income with the stockholders of the bank. Peoples National Bank is an independent community bank with headquarters in Hallstead, Susquehanna County. Customers are served through seven community offices in the Hallstead Plaza, Susquehanna, Montrose and Hop Bottom in Susquehanna County, and in Nicholson, Tunkhannock and Meshoppen in Wyoming County.